UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2016

Bottomline Technologies (de), Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-25259	02-0433294
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

325 Corporate Drive, Portsmouth, New Hampshire	03801
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (603) 436-0700

Not Applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 5, 2016, Bottomline Technologies (de), Inc. (“Bottomline”) entered into an Executive Retention Agreement (“agreement”) with John F. Kelly. Since April 2011, Mr. Kelly has served as Bottomline’s General Manager, Legal Solutions. From January 2006 through April 2011, Mr. Kelly served as Chief Executive Officer of Allegient Systems, Inc. (“Allegient”), which was acquired by Bottomline in April 2011. Prior to his role at Allegient, Mr. Kelly was a senior sales and marketing executive at Wolters Kluwer.

Under the terms of the agreement, if Mr. Kelly’s employment is terminated by us without “cause” or by Mr. Kelly for “good reason” within twelve months following a “change in control” (each term as defined in the agreement), then (i) Mr. Kelly will be entitled to payment of an amount equal to the sum of any accrued but unpaid base salary through the date of termination, an amount equal to his base salary for the six months prior to the date of termination (“Salary Severance”), 50 percent of his annual bonus opportunity for the most recently completed fiscal year, a pro-rated portion of his annual bonus opportunity for the current fiscal year, the amount of any compensation previously deferred by Mr. Kelly (together with any accrued interest or earnings thereon), an amount equal to 50% of the commissions paid to Mr. Kelly over the previous 12 month period and any accrued but unpaid vacation pay (collectively, the “Accrued Obligations”) and (ii) all shares of restricted stock will vest and all outstanding stock options will become exercisable in full until the earlier of the second anniversary of the date of termination or the expiration of the original term of the stock option, subject to any contrary treatment provided in connection with the change of control that is consistent with the underlying plan that covers the stock options. Additionally, for twelve months after the date of termination Mr. Kelly will continue to receive standard employment benefits for himself and his family at least equal to those that would have been provided to Mr. Kelly if his employment had not been terminated.

In addition, if Mr. Kelly’s employment is terminated by reason of his death or “disability” within 12 months following a “change in control” (each term as defined in the agreement), then Mr. Kelly (or his estate, as applicable) will be entitled to payment of an amount equal to the Accrued Obligations other than the Salary Severance. If Mr. Kelly voluntarily terminates his employment within 12 months following a “change in control”, excluding a termination for “good reason”, or if his employment is terminated by us for “cause” within 12 months following a “change in control” (each term as defined in the agreement), then Mr. Kelly will be entitled to payment of an amount equal to the sum of his annual base salary through the date of termination and the amount of any compensation previously deferred by Mr. Kelly.

The foregoing description of the agreement is qualified in its entirety by the full text of the agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOTTOMLINE TECHNOLOGIES (de), INC.

August 5, 2016	By:	/s/ Eric K. Morgan
Eric K. Morgan Senior Vice President, Global Controller

EXHIBIT INDEX

Exhibit No.	Description

10.1	Executive Retention Agreement, dated as of August 5, 2016, by and between Bottomline Technologies (de), Inc. and John F. Kelly.